Exhibit 3.1

GRAMERCY PROPERTY TRUST INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Gramercy Property Trust Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that, immediately upon the Effective Time (as defined below), every four (4) issued and outstanding shares of common stock, $0.001 par value per share, of the Corporation which were issued and outstanding immediately prior to the Effective Time shall be combined into one issued and outstanding share of common stock, $0.004 par value per share, of the Corporation.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-309(e) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 5:00 p.m. Eastern time on March 20, 2015 (the “Effective Time”).

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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Exhibit 3.1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 20th day of March, 2015.

ATTEST:	GRAMERCY PROPERTY TRUST INC.

/s/ Edward J. Matey Jr.	By:	/s/ Gordon F. DuGan	(SEAL)
Name: Edward J. Matey Jr.		Name: Gordon F. DuGan
Title: Secretary		Title: Chief Executive Officer